Exhibit 5


                     Opinion of O'Connor & Associates, P.C.
                      relating to the original issuance of
                     shares of common stock pursuant to the
                              Consulting Agreements
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                      [GRAPHIC OMITTED OF ATTORNEY'S LOGO]
                          O'CONNOR & ASSOCIATES, P.C.
                                ATTORNEYS AT LAW
                     7730 East Belleview Avenue, Suite 102
                           Englewood, Colorado 80111
                            Telephone (303) 741-6100
                               Fax (303) 771-7959




                                 April 18, 1996


Hollywood Trenz, Inc.
3471 North Federal Highway
Ft. Lauderdale, FL  33306

Ladies and Gentlemen:

         We have acted as counsel to Hollywood Trenz, Inc. (the "Corporation") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed on or about April 18, 1996 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 3,800,000 shares (the "Securities") of common stock, $.0001 par value, of the Corporation which may be issued by the Corporation from time to time pursuant to the Consulting Agreement dated April 10, 1996 with Euro International Design, the Consulting Agreement dated April 9, 1996 with Creative Media International, Inc., the Consulting Agreement dated April 4, 1996 with James Ewell, and the Consulting Agreement dated April 4, 1996 with John Sloan (collectively the "Consulting Agreements").

         We have examined the photostatic or facsimile copies of such records of the Corporation, certificates of officers of the Corporation and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have relied upon the representations of the Company as to the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photostatic or facsimile copies. We have also made inquiries of officers and employees of the Corporation and of such others as deemed necessary for purposes of this opinion.

         Based upon our examination and inquiries referred to above and subject to the requirements stated below, we are of the opinion that, when issued and paid for in compliance with the Delaware General Corporation Law, the Securities will be legally issued, fully paid and nonassessable.

         Our opinion is subject to the following requirements: the Board of Directors of the Corporation must duly authorize the issuance of the Securities in compliance with the Delaware General Corporation Law; the Registration Statement must be effective under the Securities Act; there must be compliance with applicable securities or blue sky laws of various jurisdictions; and the Securities must be duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Consulting Agreements and the Delaware General Corporation Law.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement.


                                    O'CONNOR & ASSOCIATES, P.C.

                                    /S/ O'CONNOR & ASSOCIATES, P.C.